Exhibit 99.1

FOR IMMEDIATE RELEASE: March 28, 2007

GEOPETRO RESOURCES COMPANY ANNOUNCES
CONVERSION OF SERIES AA PREFERRED STOCK INTO COMMON STOCK

SAN FRANCISCO, CALIFORNIA, U.S.A., March 28, 2007 — GeoPetro Resources Company (“GeoPetro” or the “Company”) (AMEX:GPR) (TSX: GEP.S) announced that effective today all 1,890,710 of the Company’s outstanding shares of Series AA Preferred Stock automatically converted into 1,890,710 shares of GeoPetro common stock, no par value per share.  Under the Company’s Amended and Restated Articles of Incorporation, the Series AA Preferred Stock automatically converted into common shares on a one-for-one share basis effective the first trading day after the reported high selling price for GeoPetro’s common shares is at least $5.25 per share for any consecutive ten trading days, which condition was met on March 27, 2007.  Dividends accrued on the Series AA Preferred Stock at a rate of $0.28 per annum, per share, through December 31, 2006.  In 2006, dividends paid on the Series AA Preferred Stock totaled $529,400.  Pursuant to the terms of the Series AA Preferred Stock, no dividends are payable for the first quarter of 2007.

As of March 28, 2007, after giving effect to the conversion of the Series AA Preferred Stock into common stock, there are 29,359,718 shares of GeoPetro’s common stock and no shares of preferred stock outstanding.

Cautionary Statements

This news release contains forward-looking information.  Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company’s Form S-1 on file with the U.S. Securities and Exchange Commission.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro’s common shares which trade on the Toronto Stock Exchange contain the “.S” suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act.  Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com